UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2015

Commission File Number 1-13610

CIM COMMERCIAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600, Dallas, TX 75252	(972) 349-3200
(Address of principal executive offices)	(Registrant’s telephone number)

Former name, former address and former fiscal year, if changed since last report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 8, 2015, CIM Commercial Trust Corporation (the “Company”) entered into an unsecured Term Loan Agreement (the “Term Loan Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent , Wells Fargo Securities, LLC and Capital One, National Association, as Joint Lead Arrangers and Joint Bookrunners , Capital One, National Association as Syndication Agent, PNC Bank, National Association as Documentation Agent and the lenders from time to time party thereto, relating to a $385,000,000 unsecured term loan facility.  All amounts borrowed under the Term Loan Agreement are guaranteed by certain wholly-owned subsidiaries of the Company.

The Term Loan Agreement matures on May 8, 2022 and ranks pari passu with the Company’s existing $850 million unsecured credit facility.

Borrowings under the Term Loan Agreement bear interest at the applicable margin plus the applicable base rate or LIBOR.  The applicable margin, as of the closing date, is based on the Company’s leverage ratio, calculated as a ratio of total consolidated indebtedness to total asset value.  The interest rate applicable on the closing date for any borrowings is LIBOR plus 1.60%.  The Company has six months to draw under the Term Loan Agreement.  Proceeds from the Term Loan Agreement may be used for acquisitions, refinancing of existing indebtedness and other general corporate purposes. The Company is subject to certain financial maintenance covenants under the Term Loan Agreement, including (a) a maximum leverage ratio of 60%, as of any date, (b) a maximum secured leverage ratio of 40%, as of any date, (c) a maximum unencumbered leverage ratio of 60%, as of any date, (d) a maximum secured recourse leverage ratio of 10%, as of any date, (e) a minimum fixed charge coverage ratio of 1.50:1.00, as of the last day of any fiscal quarter and (f) a minimum unencumbered interest coverage ratio of 1.75:1.00, as of the last day of any fiscal quarter, as well as certain other customary covenants.  The Term Loan Agreement also contains customary events of default provisions, including failure to pay indebtedness, breaches of covenants, cross default to the Company’s $850 million unsecured credit facility and bankruptcy or other insolvency events, which could result in the acceleration of all amounts and cancellation of all commitments outstanding under the Term Loan Agreement, as well as customary representations and warranties.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, which is attached as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

On May 8, 2015, the Company issued a press release announcing the entry into the Term Loan Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2015, the Board of Directors of the Company unanimously approved the Company’s 2015 Equity Incentive Plan (the “Plan”), subject to approval by the Company’s stockholders. At the Company’s 2015 annual meeting of stockholders (the “Annual Meeting”), which was held on May 6, 2015, the Company’s stockholders approved the adoption of the Plan.

The Plan is described in the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 17, 2014 (the “Proxy Statement”), under the section entitled “PROPOSAL 3 — APPROVAL OF EQUITY COMPENSATION PLAN,” which description is incorporated in its entirety herein by reference, and the full text of the Plan is provided in the Proxy Statement as Exhibit A.

Item 5.07 Submission of Matters of a Vote of Security Holders

The Annual Meeting was held on May 6, 2015.  A total of 97,500,599 shares were voted in person or by proxy, representing 99.8% of the shares entitled to be voted. The following are the final voting results on proposals considered and voted upon at the Annual Meeting, all of which are described in the Proxy Statement.

1. Election of Directors.

			Broker
	For	Withheld	Non-Votes
Douglas Bech	96,117.428	12,059	1,371,103
Robert Cresci	96,060,953	68,523	1,371,103
Kelly Eppich	96,029,962	99,525	1,371,103
Frank Golay, Jr.	96,114,443	15,043	1,371,103
Shaul Kuba	96,032,706	96,781	1,371,103
Richard Ressler	96,031,098	98,389	1,371,103
Avraham Shemesh	96,032,832	96,655	1,371,103

The directors will continue to serve as directors until such time as their successors are duly elected and qualified.

2. Ratification of the selection of BDO USA, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

For	97,477,747
Against	7,927
Abstentions	14,915
Broker Non-Votes	0

The foregoing proposal was approved.

3. Approval of the adoption of the Plan.

For	96,072,831
Against	49,008
Abstentions	7,647
Broker Non-Votes	1,371,103

The foregoing proposal was approved.

4. Approval of executive compensation by a non-binding advisory vote.

For	96,080,082
Against	42,763
Abstentions	6,641
Broker Non-Votes	1,371,104

The foregoing proposal was approved.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1

Term Loan Agreement, dated as of May 8, 2015, among CIM Commercial Trust Corporation, each guarantor party thereto, Wells Fargo Bank, National Association, as Administrative Agent , Wells Fargo Securities, LLC and Capital One, National Association, as Joint Lead Arrangers and Joint Bookrunners , Capital One, National Association as Syndication Agent, PNC Bank, National Association as Documentation Agent and each lender party thereto.

Exhibit 99.1	Press Release, dated May 8, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:      May 8, 2015

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ David Thompson
David Thompson, Chief Financial Officer